Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-124795, 333-38486, 333-73592, 333-114113, and 333-142539) and the Registration Statements on Form S-8 (Nos. 333-34300 and 333-140003) of iStar Financial Inc. of our report dated September 17, 2007 relating to the financial statements of Commercial Real Estate Lending Business (a carve-out business of Fremont Investment & Loan), which appears in the Current Report on Form 8-K/A of iStar Financial Inc. dated September 18, 2007.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
September 18, 2007